BUXTON HELMSLEY

July 23, 2025

VIA ELECTRONIC MAIL ONLY (SMJ@DAILYJOURNAL.COM)

c/o Chairman Steven Myhill-Jones
Daily Journal Corporation
915 East First Street
Los Angeles, CA 90012
Attn: Board of Directors – All Members

Re: Daily Journal Corporation – Response to July 22, 2025 E-Mail

Dear Steven:

This letter confirms receipt of your July 22, 2025, e-mail relaying the apparent decision made by the Daily Journal Corporation ("DJCO" or the "Company") board of directors (the "Board") at the emergency meeting held by the Board on Monday, July 21, 2025.

We must express significant concern about the proposed direction — from both a shareholder value and regulatory compliance perspective. The contemplated approach misdiagnoses the scope of the problem, misplaces responsibility, and underestimates what a credible resolution requires to restore investor trust.

With due candor, the situation now appears more serious than anticipated. **Since our initial letter, we have uncovered additional major accounting failures (even worse than before) and misaligned incentives.** We are sure a widening discontent of investors will occur if these matters are required to be placed before them.

Resolution of this matter is not suited to a consultant conducting a one-off "technical accounting review." It calls for a committed partner capable of delivering systemic remediation and delivering value to shareholders.

As a public market participant concerned about fiduciary obligations, we are referring these evident accounting and securities law violations to the Enforcement Division of the U.S. Securities and Exchange Commission ("SEC"), concurrent with sending this letter. We clearly seek no unfair advantage here, having taken that next logical step to protect investors. We now write to the Board again to explore how we might work constructively with them to address these issues in a manner that not only best serves all DJCO shareholders, but also means the Board upholds its fiduciary duties and avoids conflicted decision-making. We are confident the SEC will not give the Board breathing room to investigate its own (presently unending) failures.

I. WHY THE CURRENT PATH IS FLAWED AND, WITH SUCH KNOWLEDGE OF THE BOARD, CONSTITUTES AN APPARENT BREACH OF FIDUCIARY DUTY.

This situation is not a candidate for incremental fixes or face-saving reviews. It reflects systematic governance, accounting, and disclosure failures that likely have already created material legal exposure and reputational damage.

The decision to engage an independent consultant for a technical accounting review may seem prudent on the surface—but it's fatally flawed in both logic and precedent. This path does not address the root issues and will destroy significant shareholder confidence if not properly addressed.

1. **Persistent Failure in Advisory Selection**

   The exact reason DJCO is now likely facing multiple regulatory and compliance violations stems directly from its continued reliance on unqualified or ineffective advisors and auditors, each of whom failed to identify fundamental accounting breaches.

   Your external auditors, the Audit Committee, yourself, and Tu To all signed off on financials that contained critical violations of ASC 985-20, along with (based on our latest analysis) several other newly-discovered, glaring GAAP and disclosure failures (as an example, the team may want to review for potentially material misclassification of operating expenses). These are symptoms of deeper systemic deficiencies that have persisted for years.

   To now pursue the same approach — driven by the same individuals responsible for prior oversight failures—is not only illogical, but it also calls into question the Board's adherence to its fiduciary obligations. This course of action risks exacerbating the original failures, intensifying shareholder distrust, and increasing both legal and regulatory exposure, at the behest of the shareholders to whom you have a fiduciary duty.

2. **The Board Cannot Investigate Itself**

   The current Board cannot credibly oversee an investigation into failures that occurred under its direct watch. It is inherently conflicted.

   Buxton Helmsley's proposal calls for independent experts to conduct the remediation—precisely what the Board claims to support. The critical difference: our solution is led by **unconflicted fiduciaries**, which is what your fiduciary duties require. In contrast, the Board's path would place those who oversaw the creation of this mess in charge of cleaning it up—a structure investors and regulators will view as both circular and indefensible.

   Suppose the Board's contemplated path becomes publicly known. In that case, it will only raise the natural suspicion of investors: **What has the Board been up to since Mr. Munger's passing that it does not want to be seen by the whistleblower who called out such material, violations of accounting standards and securities laws (enough to call an emergency Board meeting and bring in independent experts already)?**

   These are not technical footnotes; they are material financial misstatements that have misled investors and distorted the Company's reported performance. Whether this occurred intentionally or not must be determined by an unconflicted committee. The Board has an obligation to avoid participating in the selection of such committee members, especially when there is a proposal before it that eliminates such conflicts of interest.

   No serious investor or regulator will accept remediation supervised by the same individuals whose inaction allowed these issues to metastasize over multiple years. Given the nature of these compliance issues, the Board should carefully evaluate with its D&O carriers whether

continued inaction in the face of known violations could jeopardize coverage for intentional misconduct and breaches of duty.

3. **Ongoing Disclosure Violations**

Despite receiving communications from Buxton Helmsley on July 14, 2025 that were deemed sufficiently material to warrant an emergency Board meeting and an internal accounting review (though, nearly a week later than it should have), DJCO has failed to file a Form 8-K (as required under Items 4.02 and/or 7.01, at minimum), which mandates disclosure within four business days.

The urgency of these disclosure obligations is not theoretical. In the *Mattel* precedent we have enclosed with this communication, the company filed a Form 8-K within two business days of receiving a whistleblower letter (*before* an investigation even began). The Company is now *seven* days past Buxton Helmsley's initial letter on July 14.

Mattel has represented the standard of disclosure that shareholders deserve, but this leadership has failed in both its expected and legally mandated disclosure obligations, *yet again*.

Your decision to withhold disclosure under materially similar circumstances is not only a compliance failure, but it compounds legal and reputational risk. Furthermore, this raises the question of what kind of internal controls allow a matter of this magnitude to go undisclosed?

To restore shareholder confidence and ensure proper market transparency, we believe it is essential that DJCO address these disclosure obligations promptly and that Buxton Helmsley and DJCO work together to communicate a unified narrative to the market.

4. **Depth of Systematic Failures**

The issues are not limited to accounting guidelines—our review has revealed breakdowns across internal controls, corporate governance, and disclosure protocols. These actions appear to have misled (again, it does not matter if intentional or not) investors and impaired the business.

This is not the time for box-checking or superficial fixes. The Audit Committee, as currently constituted, lacks the independence and (clearly, the) credibility to supervise this remediation. In our opinion (and likely that of other shareholders), if these individuals oversaw the continuation of such serious issues, they are not qualified to be overseeing the remediation of it, very simply. To instill trust and restore value, shareholders need confidence that the remediation effort is being led by a qualified, aligned partner—not a transient consultant.

5. **Management Continuity is a Risk Factor**

Even if an external consultant can identify and remediate the accounting failures, the fundamental problem remains: the same Board and management team that created the deficiencies continues to operate the Company thereafter.

Without additional oversight on the Board, similar failures will almost surely occur in the future. We suspect confidence will not return if this blows up publicly—and nor should it.

Steven, you mentioned at your first DJCO shareholder meeting that you were being thoughtful about your qualifications for your new role, and it is clear that a strategic partner at the table with expertise in corporate governance and accounting requirements would be advantageous. We are trying to maintain your good standing with shareholders, but ultimately, only you can.

II. WHY BUXTON HELMSLEY IS THE RIGHT PARTNER TO RESTORE TRUST.

DJCO does not need a one-time consultant for a simple technical audit. It requires a long-term partner aligned with shareholders that is capable of rebuilding credibility and governance.

- **We Identified the Failures.** We discovered what auditors missed—and we will still only receive a reward to the extent that shareholders benefit from our discoveries.
- **We Offer Ongoing Oversight.** One-time consultants don't fix structural gaps. We've proven our value at Fossil Group and will do it again at DJCO.
- **We Bring Strategic Relationships Support.** Our relationships with institutional investors, analysts, and media help reset investor perception and realize value (investors only realize value to the extent it is communicated, and that is critically lacking, not just because of the non-compliant financial statements).
- **We Represent a Constructive Activist.** Most activist campaigns begin with conflict. We started with a solution. Rejecting that approach is defensive and limits our ability to communicate a unified message that restores the Board's credibility, rather than destroys it—but that is not for us to decide which way this goes.

III. FIDUCIARY IMPERATIVES AND NEXT STEPS.

With every day of improper action, regulatory risk increases, investor confidence erodes, and reputational harm compounds. These consequences stand to harm shareholders even further than they already have.

Given the severity of these matters, we believe that prompt engagement by the end of the week would serve the interests of all shareholders. We have included a draft cooperation agreement to facilitate efficient review and discussion of the terms of a partnership.

Should we not receive a response to this letter by the end of this week, we will see it necessary to proceed with the steps available to us under applicable law and governance practice, including:

- Discussion with shareholders our detailed findings regarding the evidenced compliance deficiencies, so that shareholders can make informed decisions as to their shareholdings;
- Discussion with shareholders our communications with management, which, in our opinion, demonstrate a lack of familiarity with accounting and securities law obligations on the part of yourself, Tu To, and the Audit Committee;
- If necessary, call for the immediate resignations of yourself and Tu To, to ensure proper oversight and accountability, and resolve the seemingly unending breaches of duty and violations of law;
- If also necessary, launch a formal proxy campaign (just like we had to do at Fossil) to reconstitute the Board and restore investor protection, transparency, and governance, in light of what we must unveil to investors, that the Board is refusing to correct in a manner consistent with its fiduciary duties.

These actions are not punitive, but necessary to protect shareholders who deserve full disclosure of material issues impacting their investment.

IV. IMPORTANT LEGAL NOTICE.

We are not seeking any compensation unless we deliver results. Our proposal is strictly performance-based (a currently worthless proposition, only with value potential based on our findings and unique credibility/expertise when in it comes to resolving such matters) and strategically aligned with shareholders.

Should the Company mischaracterize Buxton Helmsley's intent or conduct, we will take swift legal action for defamation *per se* under New York law (jurisdiction would surely apply in the Southern District of New York, both given where the Company's stock is traded and where we are located).

Such ill-faith smear tactics have been tried before—Assertio Holdings and its CEO made false claims, and now, recently admitted in court, we had done nothing out of the ordinary for an activist investor. They are now facing our counsel at Quinn Emanuel.

Any false claim that we are seeking something improper—when our agreement provides performance-based compensation contingent on shareholder benefit—will be treated as malicious defamation and grounds for immediate litigation.

V. A CONSTRUCTIVE OPPORTUNITY.

The most efficient path to restore investor confidence remains available.

Buxton Helmsley's performance-based structure and governance expertise presents an ability to:

- **Resolve the crisis credibly and rapidly,** with shareholder-aligned interest (with unified messaging and cooperation, and Buxton Helmsley known to be at the table as an industry-leading investor advocate.
- **Rebuild trust with institutional investors** through transparent remediation, governance reforms, and expertise in the communication of value.
- **Defend against hostile activist intervention,** which would likely pursue a break-up or divestiture strategy to exploit the valuation discount created by existing leadership. The Company may likely face a short-sighted activist at some point, and if you already have us at the table, that alone will deter activists who may threaten the preservation of the Company's legacy. We are aware of the legal tactics that can be employed—you would much rather have us on the Board's side.
- **Avoid unnecessary costs and distraction** from consultant churn, reputational damage, and escalating litigation risk.

* * *

We have long admired DJCO's legacy and its value. But preserving that legacy and value now requires more than admiration. It requires judgment, experience, and partnership.

We stand by to work collaboratively with DJCO to address these issues with a unified message to other shareholders. However, we cannot accept continued delays while material compliance violations remain

unaddressed. Tensions escalated before cooperation in the case of Fossil, too, but there is no reason such tension needs to persist. We are ready to work with the Board for the benefit of DJCO shareholders.

Very Truly Yours,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Enclosures:
1. Mattel Inc. Form 8-K filing dated August 8, 2019; and
2. Draft Cooperation Agreement.